Exhibit 10.2

                                                                  Execution Copy









                           PURCHASE AND SALE AGREEMENT





                                 BY AND BETWEEN

                         HICKORY CREEK GATHERING, L.P.,

                                       AND

                           RANGE OPERATING TEXAS, LLC

                                    (SELLER)



                                       AND

                            GATEWAY PIPELINE COMPANY

                                     (BUYER)

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") is made and entered into this 7th day of January, 2010, by and between HICKORY CREEK GATHERING, L.P., a Texas limited partnership ("Hickory Creek Partnership"), RANGE OPERATING TEXAS, LLC (successor by merger to Stroud Energy, Inc.), a Delaware limited liability company ("Range") (Hickory Creek Partnership and Range are hereinafter sometimes referred to individually as an "Individual Seller" or collectively as "Seller"), and GATEWAY PIPELINE COMPANY, a Texas corporation (hereinafter referred to as "Buyer"). Buyer and Seller are sometimes referred to collectively as the "Parties" and, individually, as a "Party."

                              W I T N E S S E T H:

     WHEREAS, Seller (in the following proportions: Hickory Creek Partnership -- an undivided 75.00%, and Range - an undivided 25.00%) is the owner of the Asset (as defined below); and

     WHEREAS, Seller is willing to sell the Asset to Buyer and Buyer is willing to purchase the Asset from Seller on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, Buyer and Seller agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below. Other defined terms shall have the meaning given to them in the section of the Agreement where they are first defined:

     "Affiliate" shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term "control" and its syntactical variants mean the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday on which banks in Fort Worth, Texas are authorized or obligated by Law to close.

     "Buyer Indemnitees" shall mean Buyer and its shareholders and Affiliates, and the officers, directors, employees, agents and representatives of all of the foregoing Persons.

     "Confidentiality Agreement" shall mean that certain Confidentiality Agreement by Buyer dated November 30, 2009.

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     "Contracts" shall mean all contracts, agreements, undertakings, instruments, leases, licenses, commitments and arrangements.

     "Encumbrance" shall mean any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the Asset.

     "Environmental Laws" shall mean applicable federal and state statutes and regulations and applicable local statutes, regulations and/or ordinances (in each case, as the same have been amended) to protect human health and the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.

     "Governmental Authority" shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over the Asset.

     "Interim Period" shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.

     "Knowledge" shall mean, (i) with respect to Hickory Creek Partnership, the actual knowledge (after reasonable investigation and inquiry) of Philip R. Rice;
(ii) with respect to Range, the actual knowledge (after reasonable investigation and inquiry) of Mike Middlebrook; and (iii) with respect to Buyer, the actual knowledge (after reasonable investigation and inquiry) of Robert Panico.

     "Law" shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

     "Liabilities" shall mean, except as provided in Section 12.09, any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys' fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

     "Lowest Cost Response" shall mean the response allowed under Environmental Laws that a reasonably prudent operator would take to address the Condition to bring it into compliance with applicable Environmental Laws at the lowest reasonable cost (considered as a whole taking into consideration any negative impact such response may have on the operations of the relevant Asset(s)) as compared to any other response that is consistent with and permitted under Environmental Laws. With regard to soil contamination, Lowest Cost Response shall be based on remediation in place without excavation and removal of soil unless the Condition cannot, under any circumstances, be remediated without excavation and replacement of soil.

     "Material Adverse Effect" shall mean an event or circumstance that results in a material adverse effect (meaning $250,000 or greater) on the use, ownership or operation of the Asset, taken as a whole and as currently operated as of the

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date of this Agreement, or an occurrence or event that materially hinders or impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect: (a) any effect resulting from entering into this Agreement or the announcement of the transaction(s) contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Asset is located, the United States or worldwide including any act of terrorism, hostilities or war;
(c) any effect resulting from a change in Laws from and after the date of this Agreement; and (d) any changes in the prices of hydrocarbons.

     "Material Contract" shall mean any Contract that has or could reasonably be expected to have a material economic impact on the use, ownership or operation of the Asset, including the following:

          (a) any Contract that can reasonably be expected to result in aggregate payments by Seller with respect to the Asset of more than $25,000 during the current or any subsequent calendar year based solely on the terms of the Contract and not on increases in other factors including volumes or revenues;

          (b) any Contract that can reasonably be expected to result in aggregate revenues to Seller with respect to the Asset of more than $25,000 during the current or any subsequent calendar year based solely on the terms of the Contract and not on increases in other factors including volumes or revenues;

          (c) any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which the Asset is subject (whether Seller is the borrower or the lender) and all related security agreements or similar agreements associated therewith, unless such Asset is to be released from such Contracts on or before the Closing;

          (d) any Contract between an Affiliate of Seller and Seller that will not be terminated on or prior to Closing;

          (e) any Contract obligating Seller to sell, acquire, grant, convey or otherwise dispose of any of the Asset other than conventional rights of reassignment;

          (f) any operating agreement, development agreement, participation agreement, joint venture agreement, partnership agreement, plant agreement, or other similar agreement;

          (g) any Contract that creates any area of mutual interest with respect to the development or expansion of the Asset;

          (h) any Contract relating to the use of the Asset to gather or transport hydrocarbons;

          (i) any Contract that materially limits the freedom of Seller to compete in any line of business or to conduct business in any geographic location and that relates to the Asset;

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          (j) any Contract that evidences an easement, right of way, lease or rental of any land, building or other improvements or portion thereof, fixtures or personal property; and

          (k) the Existing Contracts described in Section 2.02 below.

     "Operating Expenses" shall mean all operating expenses (including costs of insurance and taxes) and capital expenditures incurred in the ownership or operation of the Asset in the ordinary course of business, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, and (b) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, the Asset or personal property under applicable Environmental Laws.

     "Permitted Encumbrances" shall mean any of the following Encumbrances:

          (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Seller its interest in the Asset or
     (ii) such terms, conditions, restrictions, exceptions, reservations, limitations and other matters are within general industry standards and do not materially adversely affect the ownership, operation or use of the Asset;

          (b) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman's, mechanic's, repairman's, vendor's, construction, employee's, contractor's, operator's or other similar liens or charges for the payment of expenses arising in the ordinary course of business (in each case) that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

          (c) any liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

          (d) any liens or security interests created by Law, or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Seller its interests in the Asset;

          (e) any obligations or duties affecting the Asset to any Governmental Authority with respect to any franchise, grant, license or permit;

          (f) any easements, rights of way, servitudes, licenses, permits and other similar rights for the purposes of pipelines, transmission lines or other similar fixtures or personalty to the extent the same do not materially interfere with the operation of the Asset;

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          (g) conventional rights of reassignment upon abandonment;

          (j) such Title Defects as Buyer may have waived or for which a remedy is provided at Closing pursuant to Section 4.04;

          (k) all required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas pipelines or interests therein;

          (l) the claims described on Schedule 6.01(f) and all Liabilities arising in connection therewith;

          (m) all defects and irregularities affecting the Asset that do not (i) operate to reduce any interest of Seller in the Asset or (ii) otherwise interfere materially with the ownership, operation or use of the Asset; and

          (n) any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which the Asset is subject (whether Seller or any other owner of an interest in the Asset is the borrower or lender) and all related security agreements or similar agreements associated therewith, so long as such Asset is released as security under or from such Contracts in which Seller is the borrower or lender on or before the Closing.

     "Person" shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

     "Seller Indemnitees" shall mean Hickory Creek Partnership, Denton County Airport Barnett Shale, LC, its general partner, Philip R. Rice, sole manager of said general partner, Range, its sole member, Range Resources Corporation, and all partners, shareholders, officers, directors, employees, agents, representatives, Affiliates, successors and assigns of all of the foregoing Persons.

     "Tax Returns" shall mean all returns, reports, statements and other similar filings with respect to Taxes, and any amendments thereof.

     "Taxes" shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, alternative or add-on minimum, ad valorem, property, transfer, real property transfer, value added, sales, use, environmental, excise, withholding, social security, unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto.

     "Third Party" shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

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     "Transfer Taxes" shall mean transfer, sales, use, real property transfer, documentary, stamp, retailer occupation and other similar taxes.

     Section 1.02 Interpretation. Unless the context otherwise requires, the term "includes" and its syntactical variants means "includes but is not limited to." The headings and captions contained in this Agreement have been inserted for convenience only and do not modify, explain, enlarge or restrict any of the provisions of this Agreement or its Exhibits. Preparation of this Agreement has been a joint effort of the Parties and therefore shall not be construed more strictly against one of the Parties than the other. All references to "Sections" and "Articles" in this Agreement refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument. The words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement or a referenced agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

                                   ARTICLE II
                                      ASSET

     Section 2.01 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase the Asset from Seller, and Seller agrees to sell, transfer and assign the Asset (as defined below) to Buyer. If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Asset shall be transferred from Seller to Buyer on the Closing Date but effective as of 8:00 a.m. Houston, Texas time on November 1, 2009 (the "Effective Time").

     Section 2.02 Asset. The Parties recognize that the intent of this Agreement is for Seller to convey to Buyer all of Seller's right, title and interest in the Hickory Creek Gathering System, as described below. Consistent with said intent, therefore, and subject to Section 2.03, the term "Asset" shall mean:

          (a) all of each Individual Seller's right, title and interest in and to the Hickory Creek Gathering system in Denton County, Texas, as described in and depicted on the Hickory Creek Pipeline Sales Exhibit (with Plat) attached as Exhibit "1" to this Agreement (sometimes hereinafter referred to as the "System"), including to the extent transferable all of each Individual Seller's right title and interest in and to each easement, right of way and license associated with the System, as more particularly listed in Schedule "1" attached hereto (sometimes hereinafter referred to collectively as the "Easements"), and all surface equipment and facilities associated with or used as part of such System including all structures, tubular goods, metering equipment, pipelines, cathodic protection equipment, inventory and all other personal property, fixtures and facilities to the extent appurtenant to or used primarily in connection with, the System, as more particularly described in Schedule "2" attached hereto (such personal property and/or fixtures being hereinafter referred to collectively as the "Inventory"); and

          (b) any trade credits or accounts receivable attributable to the Asset accruing from and after the Effective Time;

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          (c) all refunds of costs, taxes or expenses attributable to any periods of time from and after the Effective Time;

          (d) all rights and claims relating to the Asset and attributable to periods of time from and after the Effective Time;

          (e) Seller's T-4 Pipeline Permit issued by the Texas Railroad Commission with respect to the Asset; and

          (f) all of each Individual Seller's interest in the books, records, files, muniments of title, title opinions, reports, Existing Contracts (in the capacity of "Gatherer" and not as "Shipper") and similar documents and materials held and used solely in connection with the System but excluding any of the foregoing to the extent that (i) transfer is restricted by third-party agreement or applicable Law and (ii) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Seller shall not be required to, but shall offer Buyer the opportunity to, provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver of such transfer restriction) (subject to such exclusion, collectively, the "Files").

     Section 2.03 Conveyance subject to terms of Easements and other Existing Contracts. The Asset will be conveyed subject to the terms and conditions of:
(i) each individual right-of way agreement and license agreement that constitutes a part of the Easements; and (ii) each of the following two (2) agreements (collectively, the "Existing Contracts"), to wit:

          (a) "Gas Gathering Agreement" made and entered into as of November 1, 2003, by and between Hickory Creek Gathering, L.P. as Gatherer, and Dan A. Hughes Company, as Shipper; and

          (b) "Gas Gathering Agreement" dated November 1, 2003, entered into by and between Hickory Creek Gathering, L.P., as Gatherer, and Trio Consulting and Management, LLC, as Shipper, as amended by that certain "Amendment and Supplement to Gas Gathering Agreement" made and entered into to be effective as of the 1st day of September 2004.

     Section 2.04 Excluded and Reserved Asset. The Asset does not include, and there is excepted, reserved and excluded from the sale contemplated under this Agreement, the Excluded Assets. "Excluded Assets" shall mean:

          (a) all corporate, financial, tax and legal records of each Individual Seller that relate to such Seller's business generally (including the ownership and operation of the Asset) or that relate to the Excluded Assets, together with a copy (electronic or otherwise) of all of the Files;

          (b) any trade credits, accounts receivable, proceeds or revenues attributable to the Asset accruing prior to the Effective Time;

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          (c) all refunds of costs, taxes or expenses attributable to any periods of time prior to the Effective Time;

          (d) all area-wide permits and licenses or other permits, licenses or authorizations used in the conduct of an Individual Seller's business generally;

          (e) all bonds, letters of credit and guarantees, if any, posted by Seller or by an Individual Seller or its Affiliates with Governmental Authorities relating to the Asset;

          (f) subject to the provisions of Section 13.02, all rights, titles, claims and interests of Seller or its Affiliates under any insurance policy or agreement, to any insurance proceeds or to or under any bond or bond proceeds related to the Asset;

          (g) all rights and claims relating to the Asset and attributable to periods of time prior to the Effective Time;

          (h) all privileged attorney-client communications and attorney work product other than title opinions related to the Asset;

          (i) all materials and information that cannot be disclosed to the Buyer as a result of confidentiality obligations to third parties; and

          (j) all materials, information and analyses developed or prepared in connection with marketing the Asset, including presentations, valuations and bidder lists, and all communications with marketing advisors.

     Section 2.05 Revenues and Expenses. Each individual Seller shall remain entitled to all of its proportionate share of the rights of ownership (including the right to all revenue and other proceeds) and shall remain responsible for its proportionate share of all Operating Expenses attributable to the Asset for the period of time prior to the Effective Time. Subject to the provisions of this Agreement and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all revenue and other proceeds) and shall be responsible for all Operating Expenses attributable to the Asset for the period of time from and after the Effective Time. All Operating Expenses attributable to the Asset that are: (a) incurred with respect to operations conducted prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted from and after the Effective Time shall, subject to the provisions of this Agreement and subject to the occurrence of the Closing, be paid by or allocated to Buyer.

                                   ARTICLE III
                                  CONSIDERATION

     Section 3.01 Purchase Price.

          (a) The total consideration for the purchase, sale and assignment of the Asset by Seller to Buyer is (i) Buyer's covenants to assume certain obligations, as set forth in this Agreement; and (ii) Buyer's payment to Seller of the sum of Three Million Nine Hundred Thousand Dollars ($3,900,000) (the "Purchase Price"), as adjusted pursuant to this Agreement (the "Adjusted Purchase Price").

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          (b) The cash portion of the Purchase Price shall be paid by Buyer to
     Seller at the Closing by means of completed wire transfers, according to Seller's settlement statement to be provided to Buyer two (2) Business Days prior to Closing. Such payments will be made to each Individual Seller proportionate to its respective ownership of the System, to wit: Hickory Creek Partnership - 75.00%, and Range - 25.00%.

                                   ARTICLE IV
                                  TITLE MATTERS

     Section 4.01 Title Examination Period. Commencing on the date of Buyer's execution of this Agreement and ending at 12:00 noon Houston, time, on December 31, 2009 (the "Title Examination Period"), Seller shall, subject to Section 7.01, (a) permit Buyer and/or its representatives to examine, in a reasonable manner, at reasonable times and in Seller's offices, abstracts of title, title opinions, title files, ownership maps, Property files, assignments, operating records, agreements and all other files and records pertaining to the Asset insofar as same may now be in existence and in the possession of Seller and (b) subject to Third Party approval (to the extent applicable and which Seller shall use commercially reasonable efforts to obtain), permit Buyer and/or its representatives, at reasonable times and at Buyer's sole risk, cost and expense, to conduct reasonable inspections of the Asset (other than environmental inspections which are covered by Section 5.01).

     Section 4.02 Title Defects. The Asset shall be deemed to have a "Title Defect" if Seller is found to have less than Defensible Title and it is reasonably estimated to (a) require an expenditure in excess of $25,000 to remedy or (b) reduce the value of the Asset by an amount in excess of $25,000. For purposes of this Agreement, the term "Defensible Title" shall mean such title of Seller that, subject to and except for the Permitted Encumbrances:

          (i) entitles Seller, cumulatively, to receive not less than one hundred percent (100.00%) of the revenues generated by the Asset;

          (ii) obligates Seller, cumulatively, to bear no greater than one hundred percent (100.00%) of the costs and expenses relating to the maintenance, development and operation of the Asset;

          (iii) is free and clear of all material liens, encumbrances, encroachments, charges, claims, burdens and defects;

          (iv) is deducible from applicable county records; and

          (v) is filed of record so as to be sufficient against competing claims of bona fide purchasers for value without notice or other persons entitled to protection of applicable recording laws.

     Section 4.03 Notice of Title Defects. If Buyer discovers any Title Defect, Buyer shall promptly notify Seller prior to the expiration of the Title Examination Period. To be effective, such notice (a "Title Defect Notice") shall

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be in writing and shall include (a) a description of the alleged Title
Defect(s), (b) documentation sufficient to reasonably support and explain the asserted Title Defect(s), and (c) the amount which Buyer reasonably believes to be the Title Defect Amount resulting from the alleged Title Defect(s) and the computations and information upon which Buyer's belief is based. Subject to Buyer's rights with respect to any breach by Seller of Section 7.03 or the special warranty of title in the Assignment, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Seller pursuant to a Title Defect Notice delivered to Seller prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes.

     Section 4.04 Remedies for Title Defects. Seller shall have the option, but not the obligation, to attempt to cure any Title Defect prior to ten (10) days after the end of the Title Examination Period (the "Title Defect Cure Deadline"). In the event that any Title Defect is not cured to Buyer's reasonable satisfaction on or before the Title Defect Cure Deadline, Seller shall, at its sole election, for each Title Defect, either:

          (a) indemnify Buyer against all Liabilities resulting from such Title Defect (in an amount not to exceed the Purchase Price) pursuant to a form of Title Indemnity Agreement mutually agreeable by the Parties (a "Title Indemnity Agreement"); or

          (b) subject to Section 4.05, reduce the Purchase Price by an amount (the "Title Defect Amount") determined pursuant to Section 4.06, in which event and subject to the other terms of this Agreement, the Parties shall proceed to Closing, the Asset shall be conveyed by Seller to Buyer subject to such Title Defect and Buyer shall pay to Seller the Purchase Price as so adjusted.

     In addition to the foregoing remedies, if the sum of all Title Defect Amounts, Environmental Defect Amounts and Casualty Losses determined prior to Closing is equal to or exceeds 5% of the Purchase Price, then either Party shall have the right to terminate this Agreement.

     Section 4.05 Limitations. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Title Defect if the sum of all Title Defect Amounts and all Environmental Defect Amounts does not exceed 2% of the Purchase Price (the "Defect Deductible"), (ii) in the event that the sum of all Title Defect Amounts and all Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies for Title Defects provided by Seller pursuant to Section 4.0 shall be applicable only to the portion that exceeds the Defect Deductible, and (iii) subject to Buyer's rights with respect to any breach by Seller of Section 7.03 and as otherwise provided in the Assignment, Section 4.04 as limited by this Section 4.05 shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Title Defect or any other title matter related to the Asset and Buyer waives any and all other rights or remedies, at Law or in equity, with respect thereto.

     Section 4.06 Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be determined in accordance with the following terms and conditions:

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          (a) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

          (b) if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

          (c) if the Title Defect represents an obligation upon, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the value of the Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Asset, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect; and

          (d) if Seller and Buyer are unable to agree upon any Title Defect, Title Defect Amount or adjustment under this Section 4.06, Seller and Buyer shall, in good faith, mutually agree upon an attorney experienced in oil and gas or real property law licensed to practice law in the State of Texas as the arbiter of the alleged Title Defects or Title Defect Amount, whose decision on all such matters must be rendered within ten (10) business days of the date of his or her designation, and will be final and binding on the Parties. The costs and expenses of the arbitrator shall be shared one-half by Seller and one-half by Buyer. To the extent necessary, the Closing Date shall be extended by a period necessary to allow the determination of all such amounts in accordance with this Section 4.06(d).

     Section 4.07 Consents to Assignment. Prior to Closing, Seller shall use commercially reasonable efforts to obtain all consents set forth in Schedule 6.01(c). Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such consents other than as set forth in the instrument creating such consent right. Promptly after execution of this Agreement, Seller shall deliver by mail written requests for such consents to the holders thereof. If Seller fails to obtain a consent prior to the Closing such failed consent shall constitute a Title Defect and Seller and Buyer shall have the rights and remedies set forth in this Agreement with respect thereto.

                                   ARTICLE V
                                  ENVIRONMENTAL

     Section 5.01 Environmental Examination Period. Commencing on the date of Buyer's execution of this Agreement and ending at 12:00 noon Houston time, on December 31, 2009 (the "Environmental Examination Period"), Seller shall, subject to any necessary surface owner approval (which, upon Buyer's request, Seller shall use commercially reasonable efforts to obtain, provided that Seller shall not be required to, but shall offer Buyer the opportunity to, provide consideration or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01, permit Buyer and/or its representatives, in a reasonable manner, at reasonable times and at Buyer's sole risk, cost and expense, to conduct reasonable environmental inspections of the Asset; provided however, that Buyer shall not conduct a Phase 2 environmental survey or collect or analyze samples of any media including soil or water without the prior written consent of Seller, which consent shall not be unreasonably withheld. In the event that Seller consents to and Buyer does conduct a Phase 2 environmental survey or testing of media, Seller reserves the right to collect split samples and have such samples analyzed at its own expense and all reports, analyses, test results, samples and other work product resulting from or relating to such Phase 2 survey shall be provided to Seller and shall be kept confidential and shall not be disclosed by Buyer to any other Person unless required by Law to be disclosed by Buyer, in which case Buyer shall notify Seller in writing reasonably in advance of any such disclosure.

     Section 5.02 Environmental Defect. The Asset shall be deemed to have an "Environmental Defect" if Buyer shows that the Asset is subject to a condition constituting a violation of Environmental Laws (a "Condition") with respect to which the Lowest Cost Response is reasonably estimated to require expenditure in excess of $50,000. In the event the Asset is located on or uses the surface estate of real property in an area where other commercial activities are or have been conducted, including (but not limited to) oil and gas exploration activities, in no event shall a Condition form the basis for an Environmental Defect unless such condition arose from or in connection with the operation of the Asset. Further, each Environmental Defect shall be based on the analysis of each separate Condition as the same result from discrete individual events at a single continuous geographic location, even if multiple Conditions are located on or in close proximity to the same well location or pad, tank battery site, pump, meter or compressor location, pipeline easement, right of way or ditch line or the like. In no event shall any Condition, including a former pit or earthen disposal site, whether lined or unlined, form the basis of an Environmental Defect if such Condition did not constitute a violation of an Environmental Law or regulation at the time the Condition was created or resulted from the operations utilizing such pit or disposal site. Further, no Condition involving naturally occurring radioactive material ("NORM") shall constitute the basis of an Environmental Defect unless such NORM results in measured radioactivity in excess of a level of 50 uR/hr (50 micro roentgen per hour) and more than 30 piC/gram for Radium 226 and Radium 228. The physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment shall not form the basis of a Condition provided that such equipment is useable for the purpose of operating the Asset with which such equipment is associated in its current condition.

     Section 5.03 Notice of Environmental Defects. If Buyer discovers any Environmental Defect, Buyer shall promptly notify Seller within 3 business days of such discovery and, in any event, prior to the expiration of the Environmental Examination Period. To be effective, notice of an Environmental Defect (an "Environmental Defect Notice") shall be in writing and shall include
(a) a description of the alleged Environmental Defect(s) including the GPS coordinates of the Condition, (b) documentation, including any physical measurements or, to the extent permitted by Seller under Section 5.01, lab analyses, or photographs sufficient to reasonably support the asserted Environmental Defect(s), (c) the amount which Buyer reasonably believes to be the Lowest Cost Response to cure the alleged Environmental Defect(s) and the computations and information upon which Buyer's belief is based, and (d) the Specific Environmental Regulation (and date promulgated) that has been violated.

Any matters that may otherwise constitute Environmental Defects but that are not specifically disclosed to Seller pursuant to an Environmental Defect Notice prior to the expiration of the Environmental Examination Period shall be deemed to have been waived by Buyer.

     Section 5.04 Remedies for Environmental Defects. Seller shall have the option, but not the obligation, to attempt to cure any Environmental Defect prior to Closing. In the event that any Environmental Defect is not cured on or before Closing, Seller may, at its sole election, (a) extend the time for Closing by a period of up to 15 days in order to continue to cure any Environmental Defect; (b) proceed to Closing with the Lowest Cost Response for each Environmental Defect to be escrowed (collectively the "Environmental Asset Escrow Funds") and, once the Environmental Defects have been cured, the Asset shall be conveyed to Buyer and the Environmental Asset Escrow Funds shall be paid to Seller; or (c) for each Environmental Defect, at Seller's sole election, Seller may either:

          (a) indemnify Buyer against all Liabilities resulting from such Environmental Defect pursuant to a form mutually agreeable by the Parties (an "Environmental Indemnity Agreement"), in which event (subject to the other terms of this Agreement) the Parties shall proceed to Closing and the Asset shall be conveyed by Seller to Buyer subject to such Environmental Defect(s), with no payment or settlement at the Closing as a result of such Environmental Defect and no reduction or adjustment to the Purchase Price shall occur; or

          (b) subject to Section 5.06, reduce the Purchase Price by an amount determined by Seller and Buyer to be the Lowest Cost Response to cure such Environmental Defect(s), in which event (subject to the other terms of this Agreement) the Parties shall proceed to Closing, the Asset shall be conveyed by Seller to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted (such adjustment being referred to as the "Environmental Defect Amount.")

     Section 5.05 Environmental Defect Amount. The Environmental Defect Amount shall be determined in accordance with the following terms and conditions:

          (a) if Buyer and Seller agree on the Environmental Defect Amount, then that amount shall be the Environmental Defect Amount;

          (b) If Seller and Buyer are unable to agree upon any Environmental Defect Amount, Seller and Buyer shall, in good faith, designate an attorney experienced in environmental law as it relates to natural gas pipelines in the State of Texas as the arbiter of the Environmental Defect Value(s) in dispute, whose decision on all such matters must be rendered within ten
     (10) business days of the date of his or her designation, and will be final and binding on all Parties. To the extent necessary the Closing Date shall be extended by a period necessary to allow the determination of all such amounts in accordance with this Section 5.05(b). The costs and expenses of the arbiter shall be shared one-half by Seller and one-half by Buyer.

     In addition to the foregoing remedies, if the sum of all Environmental Defect Amounts, Title Defect Amounts and Casualty Losses is equal to or exceeds 5% of the Purchase Price, then either Party shall have the right to terminate this Agreement.

     Section 5.06 Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Environmental Defect if the sum of all Environmental Defect Amounts and Title Defect Amounts does not exceed the Defect Deductible, (b) in the event that the sum of all Environmental Defect Amounts and Title Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies for Environmental Defects provided by Seller pursuant to Section 5.05 shall be applicable only to the portion that exceeds the Defect Deductible, and (c) except for Seller's breach of any representation with respect to Environmental Laws (including Section 6.01(j)),
Section 5.05 (as limited by this Section 5.06) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Environmental Law, any other environmental matter with respect to the Asset, and Buyer waives any and all other rights, at Law or in equity, with respect thereto.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

     Section 6.01 Representations and Warranties of Seller. Each Individual Seller (unless expressly limited to a specific Individual Seller), on its own behalf, and not on the joint behalf of the other Individual Seller, represents and warrants to Buyer as follows:

          (a) Organization. Such Individual Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation.

          (b) Qualification. Such Individual Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

          (c) Authorization/Consents. The execution and delivery by such Individual Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by such Individual Seller's governing body and under its organizational documents. To such Individual Seller's Knowledge, subject to compliance with those matters set forth on Schedule 6.01(c) and those consents of Governmental Authorities customarily obtained post-Closing, such Individual Seller is not required to (i) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (ii) obtain any consent from any other third party (in each case) in order for such Individual Seller to consummate the transactions contemplated by this Agreement, except for those consents the absence of which would not have a Material Adverse Effect.

          (d) Enforceability. This Agreement has been duly executed and delivered by such Individual Seller and constitutes the valid and legally binding obligation of such Individual Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

          (e) Noncontravention. Except where the same would not have a Material Adverse Effect, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by Seller will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or any Material Contract or require any notice under (i) any applicable Law or (ii) the organizational documents of such Individual Seller.

          (f) Litigation. Except for the claims described on Schedule 6.01(f), there are no suits, actions, litigation, arbitration, mediation, judgments or other proceedings pending, or to such Individual Seller's Knowledge, threatened (i) against such Individual Seller that would affect such Individual Seller's ability to perform its obligations hereunder, (ii) which affect, or could reasonably be expected to affect, the Asset. To such Individual Seller's Knowledge, there have been no events, occurrences, facts or circumstances on or with respect to the ownership or operation of the Asset that could give rise to a claim by any Person for property damage, personal or bodily injury or death.

          (g) Brokers' Fees. Except as set forth on Schedule 6.01(g), such Individual Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          (h) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to such Individual Seller's Knowledge, threatened against such Individual Seller or any Affiliate of such Individual Seller.

          (i) Taxes. Except as would not have a Material Adverse Effect: (i) all Tax Returns required to be filed by such Individual Seller with respect to the Asset have been timely filed with the appropriate Governmental Authorities, (ii) such Tax Returns are true and correct in all material respects, (iii) all Taxes reported on such Tax Returns that have become due and payable have been duly paid, (iv) there are no administrative proceedings or lawsuits pending against such Individual Seller or the Asset by any Governmental Authority with respect to such Taxes, and (iv) there are no Tax liens (other than Permitted Encumbrances) on the Asset.

          (j) Environmental Matters. To such Individual Seller's Knowledge and except as noted in Schedule 6.01(j) and except as would not have a Material Adverse Effect, as of the date of this Agreement, such Individual Seller
     (i) has not received any written notice of violation of any Environmental Laws by any Governmental Authority relating to the Asset where such violation has not been previously cured or otherwise remedied, (ii) has obtained and maintained in effect all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations necessary for the ownership or operation of the Asset ("Environmental Permits"), (iii) is in material compliance with all applicable Environmental Laws and with all terms and conditions of all Environmental Permits, and all prior instances of noncompliance have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters; (iv) is not subject to any material violation of Environmental Laws arising from, based upon, associated with or related to the Asset or the ownership or operation of any part thereof; and (v) is not otherwise aware of any facts, conditions or circumstances in connection with, related to or associated with the Asset or the ownership or operation of any part thereof, that could reasonably be expected to give rise to the material violation of an Environmental Law or any claim or assertion that such Individual Seller, the Asset, or the ownership or operation thereof is not in compliance with Environmental Laws or the terms or conditions of any Environmental Permit. To the Knowledge of Hickory Creek Partnership, operator of the System, the business consisting of the operation of the Asset has not (i) owned or operated any above-ground or underground storage tanks or facilities, or operated any equipment for the separation of liquids or waste products from the gas stream, and (ii) has not transported any liquids.

          (k) Compliance with Laws. To such Individual Seller's Knowledge and except as would not have a Material Adverse Effect:

               (i) the operation of the Asset has been in accordance with all Laws, orders, rules and regulations (other than Environmental Laws) of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation of the Asset;

               (ii) all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to operation of the Asset (other than those required pursuant to Environmental Laws) have been obtained and no violations exist or have been recorded in respect of such certificates, consents, licenses, permits or authorizations; and

               (iii) Since the Effective Time, such Individual Seller has not received any written notice of any such violation where such violation has not been previously cured or otherwise remedied.

          (l) Contracts; Leases. To such Individual Seller's Knowledge, Section
     2.02 and Schedule "1" list all Material Contracts, and each amendment thereto, related to the Asset. Except as set forth on Schedule 6.01(l), (i) such Individual Seller has not received any written notice alleging any breach by such Individual Seller of any Material Contract, (ii) to such Individual Seller's Knowledge, the Material Contracts are in full force and effect, (iii) neither such Individual Seller nor, to such Individual Seller's Knowledge, any other party to the Material Contracts is in default thereunder, and (iv) to such Individual Seller's Knowledge, there exists no state of facts that with notice or the passage of time or both would constitute a default under any Material Contract.

          (m) Foreign Person. Such Individual Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

          (n) Operating Costs. All costs incurred in connection with the operation of the Asset which are the obligation of such Individual Seller, other than any costs or charges that are being contested by such Individual Seller in good faith, have been fully paid and discharged by such Individual Seller, except normal expenses incurred in operating the Asset within the previous sixty (60) days or as to which such Individual Seller has not yet been billed.

          (o) Mortgages and Security Interests. Schedule 6.01(o) sets forth a list of all mortgages, deeds of trust, security interests and financing statements encumbering the Asset in connection with such Individual Seller's credit facilities, which mortgages, deeds of trust, security interests and financing statements will be released and/or terminated at Closing.

          (p) Books and Records. Seller has delivered to Buyer the accounts receivable records, meter readings, accounts payable records, and any related working documents requested by Buyer that Seller maintains relating to Seller's normal practice of accounting for the Asset. Such documents fairly present the financial condition and results of operations of the Asset as of the respective dates of and for the periods referred to in such documents. The Buyer recognizes that Seller does not maintain audited financial statements. To such Individual Seller's Knowledge, the books of account and other financial records of the Asset which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

          (q) The Asset.

               (i) Such Individual Seller has good and defensible title to the easements and rights of way which comprise the Pipeline free and clear of all Liens except for Permitted Encumbrances; provided, however, that such Individual Seller's title is subject to the terms and conditions of each of said easements and right of way agreements.

               (ii) There are no contracts affecting the title to or possession of the Asset.

               (iii) Neither the whole nor any portion of the Asset has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition, or taking has been received by such Individual Seller. To such Individual Seller's Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. To such Individual Seller's Knowledge there are no public improvements that may result in special assessments against the Asset.

               (iv) To the Knowledge of Hickory Creek Partnership, operator of the System, the Asset has been operated by Seller in material compliance with accordance with Title 49 Code of Federal Regulations,
          Part 192.

          (r) Dedicated Leases. Schedule 6.01(r) lists each oil and gas lease covering interests identified in each gathering agreement as dedicated to the pipeline system included in the Assets (the "Dedicated Leases"). Seller has provided Buyer a true and correct copy of each Dedicated Lease, together will all amendments thereto. To such Individual Seller's Knowledge, the Dedicated Leases are valid and binding in all material respects and in full force and effect. To such Individual Seller's Knowledge, there has been no material breach of any Dedicated Lease by any party thereto, which breach has not been cured or waived. To such Individual Seller's Knowledge, no party to a Dedicated Lease has received from the other party thereto notification that such Dedicated Lease is not in full force and effect, that a party has failed to perform its obligations thereunder to date. To such Individual Seller's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a material breach or violation of, or a default under, the terms of any Dedicated Lease. No Dedicated Lease will be revoked, invalidated or otherwise amended as a result of the consummation of the transaction contemplated by this Agreement. Schedule 6.01(r) identifies for each Dedicated Lease each of the oil and/or gas wells completed on such Dedicated Lease (the "Dedicated Wells")

     Section 6.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          (a) Organization. Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

          (b) Qualification. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

          (c) Authorization/Consents. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer's governing body and under its organizational documents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority in order for Buyer to consummate the transactions contemplated by this Agreement.

          (d) Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

          (e) Noncontravention. Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under: (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

          (f) Litigation. There are no suits, actions or litigation before or by any Governmental Authority that are pending against Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

          (g) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

          (h) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer's knowledge, threatened against Buyer or any Affiliate of Buyer.

          (i) Qualifications. Buyer is and shall continue to be qualified to own and assume operatorship of the Asset in all jurisdictions where such Asset is located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such owner or operator. Buyer currently has and will continue to maintain any surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Asset. To Buyer's knowledge, there are no matters or circumstances applicable to Buyer that would preclude or inhibit unconditional approval by Governmental Authorities of the assignment of the Asset from Seller to Buyer.

          (j) Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing.

          (k) Investment. Buyer is an experienced and knowledgeable investor. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Asset and the value of such Asset. In making the decision to enter into this Agreement and consummate the transactions contemplated under this Agreement, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Asset and not on Seller.

          (l) Accredited Investor. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is acquiring the Asset for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law. Buyer understands and acknowledges that if the Asset were held to be securities, they would be restricted securities.

     Section 6.03 Materiality. For purposes of this Article VI, the term "material" (or any variation thereof) shall mean any matter reasonably anticipated to cost or have an adverse effect on the value, ownership, operation or use of the Asset in excess of $250,000.00.

                                  ARTICLE VII
                             PRE-CLOSING OBLIGATIONS

     Section 7.01 Access. Buyer agrees to release and indemnify the Seller Indemnitees and all co-owners of the Asset from and against any and all Liabilities arising out of or relating to access to Seller's offices or the Asset by Buyer, its officers, employees, agents, advisors or representatives in connection with this Agreement or any due diligence activity conducted by Buyer or any of its officers, employees, agents, advisors or representatives in connection with the transactions contemplated by this Agreement, except to the extent (i) caused by the sole negligence or willful misconduct of any of the Seller Indemnitees or (ii) of pre-existing Liabilities of Seller merely discovered or disclosed by Buyer's activities.

     Section 7.02 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Files and the Asset, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer's officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restrictions on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Asset that are not conveyed to Buyer pursuant to the provisions of this Agreement and (b) the Excluded Asset).

     Section 7.03 Dispositions of Asset. During the Interim Period, Seller shall not, without the prior consent of Buyer, transfer, sell, encumber, remove or otherwise dispose of its interest in the Asset.

     Section 7.04 Interim Period Obligations.

          (a) During the Interim Period, Seller shall take all reasonable steps, consistent with Seller's past practices, to keep in full force and effect all of Seller's rights in and to the Asset by the proper payment of sums due and payable with respect to Seller's interest in the Asset.

          (b) Seller shall not, without Buyer's prior consent, which consent shall not be unreasonably withheld or delayed: (i) consent to any operation with respect to the Asset reasonably expected to cost Seller in excess of $25,000 that is proposed by any third party; (ii) enter into any contract with a term in excess of 30 days affecting the Asset; (iii) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Asset; (iv) waive any right of material value relating to the Asset; (v) modify or terminate any of the Contracts; (vi) incur any other costs or expenses in connection with the Asset for which Buyer will be responsible if Closing occurs which individually exceeds $25,000 or in the aggregate exceeds $50,000; (vii) materially alter the Asset; or (viii) take any other actions with respect to the Asset outside of the ordinary course of business, consistent with Seller's past practices; except where such operation is (1) in response to an emergency or, (2) necessary to maintain or prevent the termination of a right in the Asset or prevent the loss of other property.

     Section 7.05 Governmental Bonds. Buyer acknowledges that the bonds, letters of credit and guarantees described on Schedule 7.05(a) posted by Seller or its Affiliates with Governmental Authorities and relating to the Asset, are not transferable and will not be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of such bonds, letters of credit and guarantees or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Asset, such required bonds, letters of credit and guarantees being more particularly described on Schedule 7.05(b).

     Section 7.06 Notice of Loss. During the Interim Period, Seller shall promptly notify Buyer of the occurrence of any loss or damage to the Asset, or any part thereof, of which Seller is aware or discovers, exceeding $25,000 with respect to any individual occurrence or $100,000 in the aggregate.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

     Section 8.01 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; provided, however, that any such representation or warranty that is qualified by materiality shall be true and correct in all respects.

          (b) Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

          (c) Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

          (d) Execution and Delivery of Closing Documents. Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

          (e) Performance Bonds. Buyer shall have obtained, or caused to be obtained, in the name of Buyer or its designee, replacements for Seller's and/or Seller's Affiliates' bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Article VII.

          (f) Officer's Certificate. Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer dated as of Closing, certifying on behalf of Buyer that, to the best of his or her knowledge, the conditions set forth in Section 8.01(a) and (b) above have been fulfilled.

          (g) No Prior Termination. This Agreement has not been previously terminated by either Party pursuant to the provisions hereof.

     Section 8.02 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; provided, however, that any such representation or warranty that is qualified by materiality shall be true and correct in all respects.

          (b) Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

          (c) Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

          (d) Seller shall have obtained the consents of third parties identified on Schedule 6.01(c) as "Required Notices, Filings and Consents."

          (e) Execution and Delivery of Closing Documents. Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

          (f) Officer's Certificate. Each Individual Seller shall have delivered to Buyer a certificate of an authorized officer of such Individual Seller dated as of Closing, certifying on behalf of such Individual Seller that,to the best of his or her knowledge, the conditions set forth in Section 8.02(a) and (b) above have been fulfilled with respect to such Individual Seller.

          (g) No Prior Termination. This Agreement has not been previously terminated by either Party pursuant to the provisions hereof.

          (h) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

                                   ARTICLE IX
                                     CLOSING

     Section 9.01 Time and Place of Closing. If the conditions referred to in
Article VIII have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Asset pursuant to this Agreement (the "Closing") shall take place at the offices of Philip R. Rice, the Manager of the general partner of Hickory Creek Partnership, located at 5646 Milton, Suite 900, Dallas, Texas 75206 at 10:00 a.m., local time. The day on which the Closing occurs (the "Closing Date") shall be January 7, 2010, or such earlier or later date as is mutually agreed by the Parties or determined under the terms of this Agreement.

     Section 9.02 Adjustments to Purchase Price at Closing.

          (a) At the Closing, the Purchase Price shall be increased by the Seller's estimate (as set forth in a statement delivered by Seller to Buyer not later than 3 days prior to Closing) of the following amounts:

               (i) Operating Expenses paid by Seller that are (A) attributable to the Asset, (B) attributable to any period of time from and after the Effective Time, (C) properly chargeable under the applicable operating agreements and (D) incurred in compliance with the terms and conditions of this Agreement;

               (ii) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

          (b) At the Closing, the Purchase Price shall be decreased by the Seller's estimate (as set forth in a statement delivered by Seller to Buyer not later than 3 days prior to Closing) of the following amounts:

               (i) the amount of all proceeds received by Seller with respect the Asset attributable to the period of time from and after the Effective Time;

               (ii) the sum of all Title Defect Amounts (subject to Section 4.06) with respect to the Asset pursuant to Section 4.04(b) and the sum of all Environmental Defect Amounts (subject to Section 5.05) with respect to the Asset pursuant to Section 5.04(b); and

               (iii) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

     Section 9.03 Actions of Seller at Closing. At the Closing, each Individual Seller shall:

          (a) execute, acknowledge and deliver to Buyer a Bill of Sale substantially in the form of Exhibit "2" (the "Bill of Sale") and an Assignment and Assumption of Easements substantially in the form of Exhibit "3" (the "Assignment"), and such other conveyances, assignments, transfers, bills of sale and other instruments, whether state or federal, in form and substance reasonable requested by Buyer, or as may be necessary or desirable to convey ownership, title and possession of the Asset to Buyer (the "Additional Assignments");

          (b) deliver an executed statement described in Treasury Regulation ss.1.1445-2(b)(2) certifying that such Individual Seller is not a "foreign person" within the meaning of the Code;

          (c) deliver to Buyer releases and/or terminations of any mortgages, deeds of trust, security interests and financing statements applicable to the Asset securing such Individual Seller's credit facilities, including those listed on Schedule 6.01(o);

          (d) execute and deliver to Buyer the certificate described in Section 8.02(e);

          (e) deliver an executed termination of the Agreement for the Construction and Operation of the Hickory Creek Gas Gathering System, entered into as of the 1st day of September, 2003 by and between Dan Hughes Company (predecessor in interest to Range), and Hickory Creek Gathering, L.P.;

          (f) except as otherwise provided in Section 10.03, deliver possession of the Asset to Buyer; and

          (g) execute, acknowledge and deliver any other agreements that are provided for under this Agreement or are necessary or desirable to effectuate the transactions contemplated by this Agreement.

     Section 9.04 Actions of Buyer at Closing. At the Closing, Buyer shall:

          (a) execute and acknowledge the Bill of Sale, the Assignment and such Additional Assignments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Asset to Buyer;

          (b) deliver to Seller the cash portion of the Purchase Price by wire transfer as set forth in Section 3.01;

          (c) execute and deliver to Seller the certificate described in Section 8.01(f); and

          (d) execute, acknowledge and deliver any other agreements provided for under this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

     Section 9.05 Obligation to Close. Each Party shall have the right to specific performance in the event of breach by another Party of its obligation to perform its Closing obligations in this Article IX, upon satisfaction of the conditions to Closing set forth in Section 8.01 or 8.02, as applicable. IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, AS A RESULT OF BREACH OF A PARTY'S CLOSING OBLIGATIONS.

                                   ARTICLE X
                            POST-CLOSING OBLIGATIONS

     Section 10.01 Post-Closing Adjustments to Purchase Price; Disputes.

          (a) Seller shall prepare within 60 days after the Closing Date and furnish to Buyer a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in Article IX or elsewhere in this Agreement (the "Final Accounting Statement") together with reasonable supporting documentation. Buyer shall within 30 days after receipt of the Final Accounting Statement deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Accounting Statement (the "Dispute Notice"). The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than 5 days after such agreement. During the foregoing periods of time, either Party may at its own expense audit the other Party's books, accounts and records relating to revenue, Operating Expenses, Taxes paid that may have been adjusted on account of this transaction and any other item in the Final Accounting Statement. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party. The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

          (b) If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within 5 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to a mutually agreeable accounting firm selected by the Parties (the "Accounting Arbitrator"), together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit. Within 10 Business Days after receiving the Parties' respective submissions, the Accounting Arbitrator shall render a decision with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

     Section 10.02 Operation of the Asset After Closing. It is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating or supporting the operation of the Asset following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) the Asset following the Closing.

     Section 10.03 Files. Seller shall make the Files available for pickup by Buyer at Closing and Buyer shall pick up such Files on such date or within 5 days thereafter, provided that Seller shall have access to the files for any reasonable purpose as provided in Section 10.05.

     Section 10.04 Further Cooperation. After the Closing, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Asset to Buyer, to accomplish the orderly transfer of the Asset to Buyer in the manner contemplated by this Agreement and/or to otherwise carry out the purpose and intent of this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Asset paid to the proper Party and to have all expenditures to be made with respect to the Asset made by the proper Party.

     Section 10.05 Document Retention.

          (a) Inspection. Subject to the provisions of Section 10.05(b), Buyer agrees, and will cause its assigns to agree, that the Files shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of four (4) years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period, at its expense and in Buyer's offices during normal business hours, make such copies thereof as it may reasonably request.

          (b) Destruction. Without limiting the generality of the foregoing, for a period of four (4) years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Seller the opportunity, at Seller's expense (without any payment to Buyer), to obtain such original or final copy.

     Section 10.06 Tax Obligations. All Taxes attributable to the Asset with respect to Tax periods ending at or prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits and refunds pertaining to such Taxes, no matter when claimed or received, shall belong to Seller. All Taxes attributable to the Asset with respect to Tax periods beginning at or after, the Effective Time shall be Buyer's responsibility, and all deductions, credits and refunds pertaining to such Taxes, no matter when claimed or received, shall belong to Buyer. The actual amounts or values associated with the above, if any, shall be accounted for to the extent known in the adjustments to the Purchase Price at Closing and finally reconciled in the Final Accounting Settlement. Taxes on real and personal property with respect to the Asset which have not been assessed and paid for calendar year 2009 by the Effective Time shall be estimated based on the prior year assessment, prorated through the

Effective Time and reflected in the adjustments to the Purchase Price at Closing; provided, however, within thirty (30) Days after the actual ad valorem tax liability for the 2009 calendar year is known, Buyer and Seller shall make such payments or credits between themselves as are necessary so that each Party bears only its pro-rata portion of the actual 2009 ad valorem tax liability.

                                   ARTICLE XI
                                   TERMINATION

     Section 11.01 Right of Termination. This Agreement and the transactions contemplated by this Agreement may be completely terminated at any time at or prior to the Closing:

          (a) by mutual consent of the Parties;

          (b) by any Party if the Closing shall not have occurred on or before the date which is 6 months after the execution of this Agreement; provided, however, that neither Party can terminate this Agreement if such Party is in material breach of this Agreement;

          (c) by Seller, at Seller's option, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller as of the Closing Date;

          (d) by Buyer, at Buyer's option, if the conditions set forth in
     Section 8.02 are not satisfied to the satisfaction of Buyer as of the Closing Date; or

          (e) by any Party (i) if the sum of all Title Defect Amounts, Environmental Defect Amounts and Casualty Losses exceeds 5% of the Purchase Price pursuant to the last sentence of Section 4.04, the last sentence of
     Section 5.05 or Section 13.02(d) or (ii) if the reduction of the Purchase Price pursuant to Section 4.08 exceeds 5% of the Purchase Price or (iii) if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated.

     Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to
Section 11.01, then, except as expressly provided by the terms of this Agreement, this Agreement shall terminate and neither Party shall have any rights or obligations under this Agreement, except that nothing shall relieve any Party from Liability for any willful breach of its covenants or agreements. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY IN CONNECTION WITH THE TERMINATION OR BREACH OF THIS AGREEMENT.

                                  ARTICLE XII
                  ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

     Section 12.01 Assumption of Obligations and Indemnity. As of the Closing, but without limiting Buyer's rights to indemnity under this Agreement, or any Title Indemnity Agreement and Environmental Indemnity Agreement, Buyer assumes and agrees to pay, perform and discharge the following obligations and Liabilities with respect to the Asset other than the Retained Obligations, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time:

          (a) all obligations, whether arising by Law or by contract, to abandon the Asset and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land associated with the Asset and all obligations to cleanup and restore such lands;

          (b) except as otherwise provided in the definition of the Retained Obligations, all Taxes, including ad valorem Taxes to the extent provided for in Section 10.06, attributable to the Asset; and

          (c) all Liabilities attributable to the Asset arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law.

All such assumed obligations and Liabilities described above in this Section
12.01 are collectively referred to as the "Assumed Obligations."

     Section 12.02 Non-Assumed Liabilities. Notwithstanding anything to the contrary set forth in Section 12.01, Buyer does not assume liabilities related to the following issues and Seller assumes and agrees to pay, perform and discharge all of the following obligations:

          (a) personal injury or wrongful death relating to events occurring prior to the Closing Date; and

          (b) all Operating Expenses attributable to the Asset prior to the Effective Time.

All such non-assumed obligations and Liabilities being herein collectively referred to as the "Non-Assumed Liabilities."

     Section 12.03 Indemnification by Buyer.

          (a) Effective as of Closing, but without limiting Buyer's rights to indemnity under this Agreement or any Title Indemnity Agreement or Environmental Indemnity Agreement, Buyer agrees to defend, release, indemnify and hold harmless the Seller Indemnitees from and against (i) the Assumed Obligations and (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) Notwithstanding anything to the contrary, in addition to the indemnities set forth in Section 12.03(a), but without limiting Buyer's rights to indemnity under this Agreement or under any Environmental Indemnity Agreement, effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Asset, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any hazardous substance or other material of any kind in, on or under the Asset or other neighboring property and including any Liability of any Seller Indemnitees with respect to the Asset under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss.ss. 9601 et. seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901 et. seq.), the Clean Water Act (33 U.S.C. ss.ss. 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. ss.ss. 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601-2629), the Clean Air Act (42 U.S.C. ss. 7401 et. seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local Environmental Laws.

     Section 12.04 Non-Assumed Liabilities and Indemnification by Seller.

          (a) Retained Obligations. Notwithstanding anything to the contrary herein contained, each Individual Seller shall retain and agrees to pay, perform and discharge according to law its share of all obligations and Liabilities with respect to the Non-Assumed Liabilities and any claims in any way arising out of or related to the Excluded Asset.

          (b) Indemnification by Seller. From and after Closing, each Individual Seller agrees to defend, release, indemnify and hold harmless the Buyer Indemnitees from and against (i) such Individual Seller's share according to law of the Non-Assumed Liabilities and (ii) the breach by such Individual Seller of any of its representations, warranties, covenants or agreements contained in this Agreement.

     Section 12.05 Negligence and Fault. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OR FAULT OF ANY NATURE OF SUCH INDEMNITEE.

     Section 12.06 Exclusive Remedy.

          (a) From and after Closing, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement or relating to the Asset, the purchase of the Asset by Buyer and the sale of the Asset by Seller or otherwise in connection with the transactions contemplated by this Agreement shall be limited to the indemnification provisions set forth in this Agreement and any Title Indemnity Agreement, Environmental Indemnity Agreement, and the special warranty of title contained in the

     Assignment. Except for the remedies contained in this Article XII, any Title Indemnity Agreement, Environmental Indemnity Agreement, and the special warranty of title contained in the Assignment, effective as of Closing, each Party, on its own behalf and on behalf of its Affiliates, releases and forever discharges the other Party and its Affiliates and all such parties' shareholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action, at Law or in equity, known or unknown, which such Party or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of the Asset or the condition, quality, status or nature of the Asset, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by either Party or any of its Affiliates, excluding, however, any contractual rights (apart from this Agreement) existing as of Closing between (a) Buyer or any of Buyer's Affiliates, on the one hand, and (b) Seller or any of Seller's Affiliates, on the other hand, under contracts between them relating to the Asset (if any).

          (b) Notwithstanding anything to the contrary contained herein, from and after the Closing an Individual Seller shall not incur and shall have no obligation or Liability to the Buyer Indemnitees under this Agreement or in connection with the transactions contemplated by this Agreement for a breach by any Seller of any of its representations or warranties, contained in this Agreement (a) where the aggregate total of all such Liabilities is less than $150,000 or to the extent that such aggregate total exceeds 35% of the Purchase Price or (b) except with respect to Extended Representations, to the extent that a Claim Notice of such Liabilities is provided by Buyer to Seller later than 12 months after the Closing Date PROVIDED, HOWEVER, that under no circumstances shall such Seller's indemnity obligations exceed 100% of the Purchase Price received by such Individual Seller and, to the extent both Individual Sellers have liability to the Buyer Indemnitees, such liability shall be an individual liability of the Individual Sellers in the proportions of Range 25% of any such liability and Hickory Creek Partnership 75% of any such liability, there being no joint and several liability to Buyer Indemnitees by the Individual Sellers.

     Section 12.07 Expenses. Notwithstanding anything to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to consummate the transactions contemplated by this Agreement.

     Section 12.08 Survival.

          (a) The representations and warranties of Seller in (i) Sections 6.01(a), (b), (c), (d), (e), (g), (i) and (j) shall survive Closing indefinitely ("Extended Representations"), and (ii) Sections 6.01(f), (h),
     (k), (l), (m), (n), (o), (p), (q) and (r) shall survive the Closing for a period of one year. Articles X and XII and Sections 2.05, 7.01, 7.02, 13.01, 14.02, 14.03, 14.04, 14.05, 14.06, 14.07, 14.08, 14.09, 14.10,
     14.11, 14.12, 14.13 and 14.14 shall survive Closing indefinitely. Subject to the foregoing and as set forth in Section 12.08(b), the remainder of this Agreement shall not survive the Closing. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to (i) such a representation or warranty prior to its expiration date or (ii) such a covenant or agreement within one year after its expiration date.

          (b) The indemnities in Section 12.04(b)(ii) shall terminate (i) as of the termination date of each respective representation or warranty that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to Seller on or before such termination date and (ii) as of the termination date of each respective covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to Seller on or before one year after such termination date.

     Section 12.09 Non-Compensatory Damages. NONE OF THE BUYER INDEMNITEES NOR SELLER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS' FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS' FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNITEES, AND SELLER, ON BEHALF OF EACH OF SELLER INDEMNITEES, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 12.10 Indemnification Actions. All claims for indemnification under this Article XII shall be asserted and resolved as follows:

          (a) For purposes of this Agreement, the term "Indemnitor" when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term "Indemnitee" when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

          (b) To make claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a "Claim"), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.10 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

          (c) In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this Article XII. The Indemnitee is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

          (d) If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement of the Claim. If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this
     Section 12.10. An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that
     (i) does not result in a final resolution of the Indemnitee's Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

          (e) If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 12.10(c), fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee's choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

          (f) In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to
     (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such Damages, or (iii) dispute the claim for such damages. If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Person will be deemed to dispute the claim for damages.

                                  ARTICLE XIII
                  LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

     Section 13.01 Disclaimers of Representations and Warranties.

          (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF SELLER AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY AFFILIATES).

          (b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO THE ASSET, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSET, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSET, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSET OR FUTURE REVENUES GENERATED BY THE ASSET, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSET, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY,

     SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSET, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSET, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

          (c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER WAIVES (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION,
     (v) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT OR THE ASSIGNMENT, THE ASSET SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS," WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

          (d) OTHER THAN EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSET, AND NOTHING IN THIS SALE OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. EXCEPT FOR ANY LIABILTY OF SELLER UNDER ANY ENVIRONMENTAL INDEMNITY AGREEMENT, IF ANY EXECUTED BY BUYER AND SELLER UNDER THIS AGREEMENT, BUYER ACCEPTS THE ASSET "AS IS" AND "WHERE IS," WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

          (e) SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 13.01 ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

     Section 13.02 Casualty Loss.

          (a) Except as set forth in Section 13.02(c), Buyer assumes all risk of loss with respect to, and any change in the condition of, the Asset from the Effective Time until Closing, including the depreciation of personal property due to ordinary wear and tear or any diminution of value resulting from fluctuation in markets or economies.

          (b) If, after the Effective Time and prior to the Closing, any part of the Asset shall be damaged or destroyed by fire or other casualty or if any part of the Asset shall be taken in condemnation, under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking, proceeding or the threat thereof.

          (c) In the event of any such damage, destruction or taking described in Section 13.02(b), (i) the Purchase Price shall be reduced at the Closing by the amount, if any, by which (x) the total of the cost to repair all such damage or destruction and the value of the Asset taken by condemnation or under the right of eminent domain (such total, a "Casualty Loss"), exceeds (y) 1% of the Purchase Price, and (ii) Seller shall assign, transfer and set over unto Buyer, all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments arising out of such destruction or taking. Notwithstanding anything to the contrary in this Section 13.02, Seller shall not be obligated to carry or maintain, and shall have no obligation or Liability to Buyer for the failure to carry or maintain, any insurance coverage with respect to the Asset; provided, however, the foregoing shall not operate to modify Seller's obligations under Section 7.04.

          (d) In addition to the foregoing remedies, if the sum of all Title Defect Amounts, Environmental Defect Amounts and Casualty Losses determined prior to Closing is equal to or exceeds 5% of the Purchase Price, then either Party shall have the right to terminate this Agreement.

                                   ARTICLE XIV
                                  MISCELLANEOUS

     Section 14.01 1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Asset associated therewith (the "1031 Asset"), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) ("QI") designated by Seller to accomplish this Closing, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange ("Like-Kind Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"). If Seller so elects, Seller may assign its rights to the 1031 Asset under this Agreement to the QI. Buyer hereby (i) consents to Seller's assignment of its rights in this Agreement with respect to the 1031 Asset and (ii) if such assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective Liabilities and obligations to each other or expand any such respective Liabilities or obligations under this Agreement. Neither Party represents to the other that any particular Tax treatment will be given to either Party as a result of such Like-Kind Exchange. Buyer shall cooperate with Seller in connection with such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.

     Section 14.02 Transfer Taxes. All sales, use or other Taxes (other than taxes on gross income, net income, gross receipts, or ad valorem taxes) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

     Section 14.03 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, (a) Buyer shall record the Assignment of the Asset and any Additional Assignments of the Asset executed at Closing in all applicable real property records and at the offices of all relevant Governmental Authorities,
(b) Buyer and Seller shall actively pursue all other consents and approvals that may be required in connection with the assignment of the Asset to Buyer and the assumption of the Liabilities and obligations assumed by Buyer that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required.

     Section 14.04 Entire Agreement. This Agreement, the documents to be executed pursuant to this Agreement and the Exhibits and Schedules attached to this Agreement constitute the entire agreement between the Parties pertaining to the sale and assignment of the Asset from Seller to Buyer and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to such subject matter. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in a writing signed by authorized representatives of both the Parties which expressly references this Agreement or a provision of this Agreement as being supplemented, amended, altered, modified, waived or terminated.

     Section 14.05 Waiver. No waiver of any of the provisions of this Agreement or rights under this Agreement shall be deemed or shall constitute a waiver of any other provisions or right (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

     Section 14.06 Publicity. Each Party shall provide a copy of any public release concerning this Agreement or the transactions contemplated by this Agreement to the other Party not less than twenty-four (24) hours prior to issuing such public release; provided, however, (i) if a Party desires to issue any such public release prior to the opening of the New York Stock Exchange on any day, then such Party shall only be required to provide a copy of such public release to the other Party no later than 5:00 p.m., Central Time, on the day before the issuance of such public release, and (ii) if applicable Law, Governmental Authority or the New York Stock Exchange requires the prior issuance of any such public release, then such public release can be issued without providing such prior notice to the other Party.

     Section 14.07 No Third Party Beneficiaries. Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.

     Section 14.08 Assignment. Subject to Section 14.01, neither Party may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other Party and any assignment made without such consent shall be void. Any assignment of this Agreement made as permitted by this Section 14.08 shall not relieve the assigning Party from any Liability or obligation under this Agreement. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives. Notwithstanding anything to the contrary in this Agreement, it is acknowledged that effective December 31, 2009, ("the Merger Effective Date"), Range will merge into an Affiliate, to wit: Range Texas Production, LLC. Such merger will not constitute an assignment requiring Buyer's consent, and as of said Merger Effective Date Range Texas Production, LLC will assume all of the rights, obligations and liabilities of Range pursuant to this Agreement.

     Section 14.09 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS IN DENTON, DENTON COUNTY, TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     Section 14.10 Notices. Any notice, communication, request, instruction or other document required or permitted shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), facsimile or telecopy to the addresses of Seller and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next business day.

     SELLER:
     -------

                          Hickory Creek Gathering L.P.
                          Attention:  Philip R. Rice
                          5646 Milton Street, Suite 900
                          Dallas, Texas 75206
                          Facsimile No.: (214) 696-1767
                                       and
                                       ---

                          Range Operating Texas, LLC
                          Attention:  Chad Stephens
                          100 Throckmorton Street, Suite 1200
                          Fort Worth, Texas 76102
                          Facsimile No.:  (817) 869-9129

     PURCHASER:
     ----------

                          Gateway Pipeline Company
                          Attention: Robert Panico
                          1415 Louisiana, Suite 4100
                          Houston, Texas  77002
                          Facsimile No.: (713) 336-0855

     With a copy to:

                          Craig L. Evans
                          Stinson Morrison Hecker LLP
                          1201 Walnut Street, Suite 2900
                          Kansas City, Missouri 64106
                          Facsimile No.:  (816) 412-1129

Either Party may, by written notice so delivered, change its address for notice purposes.

     Section 14.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated are fulfilled to the extent possible.

     Section 14.12 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature delivered by a Party by facsimile transmission or electronically in .pdf format shall be deemed an original signature.

     Section 14.13 Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties in accordance with Section 14.04.

     Section 14.14 Schedules and Exhibits. The inclusion of any matter upon any Schedule or any Exhibit to this Agreement does not constitute an admission or agreement that such matter is material with respect to the representations and warranties of the Parties.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

                            SELLER:

                                     Hickory Creek Gathering L.P.

                                     By: Denton County Airport Barnett Shale, LC
                                         its general partner


                                         By: /s/ Philip R. Rice
                                         ---------------------------------------
                                             Philip R. Rice, Manager

                                                           AND

                                     Range Operating Texas, LLC


                                     By: /s/ Chad Stephens
                                     -------------------------------------------
                                         Chad Stephens,
                                         Senior Vice President - Corporate
                                         Development


                            PURCHASER:

                                     Gateway Pipeline Company


                                     By: /s/ Robert Panico
                                     -------------------------------------------
                                         Robert Panico
                                         President